AMENDMENT NO. 1 TO ANNUAL REPORT
                        FOR 1993 ON FORM 10-K



     The undersigned registrant hereby amends its Annual Report for 1993 on Form 10-K by the addition of Part III, Item 10. Directors and Executive Officers of the Registrant, Item 11. Executive Compensation, Item 12. Security Ownership of Certain Beneficial Owners and Management, and Item 13. Certain Relationships and Related Transactions, as follows: